Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement (the “Registration Statement”) of Ventas, Inc. on Form S-4 and in the related proxy statement/prospectus, which are part of the Registration Statement, of our written opinion dated June 28, 2021, appearing as Annex B to such proxy statement/prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of New Senior’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the New Senior Board; New Senior’s Reasons for the Merger”, “The Merger—Opinion of New Senior’s Financial Advisor”, “The Merger—Certain New Senior Forecasts” and “The Merger Agreement—Representations and Warranties of New Senior.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Matthew Johnson
Matthew Johnson
Managing Director

New York, New York

August 9, 2021